Exhibit 10.16

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
Dated October 1, 2006
Between
ENVIROKARE TECH, INC.
And
GEORGE E. KAZANTZIS

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT dated October 1,

2006 (First Amendment"), by and between Envirokare Tech, Inc., a Nevada corporation with a place of business at 641 Lexington Avenue, 14th Floor, New York, New York 10017 (hereinafter called "Company"), and George E. Kazantzis, residing at 209 East 56 Street, Apt. 5G, New York, New York 10022 (hereinafter called "Contractor").

Except as otherwise specifically defined or amended herein, all terms used herein shall have the meanings described in the Employment Agreement dated, October 1, 2006.

W I T N E S E T H:

WHEREAS, Company and Contractor entered into an Employment Agreement dated October 1, 2006 (the "Agreement"); and

WHEREAS, the parties hereto desire to amend the Agreement in the manner hereinafter provided.

NOW, THEREFORE, in consideration of the sum of $1.00 and other good and valuable consideration by each of the parties to the other in hand paid receipt of which is hereby acknowledged and in further consideration of the mutual covenants and conditions herein contained, it is hereby agreed as follows:

1.             Section 6(b) (iiii) of the Agreement shall be deleted.
2.             Section 7 of the Agreement shall be deleted.
3.             Section 8 a) shall be amended as follows:

"In the event that (A) the Company shall at anytime terminate the agreement without "Cause", or (B) the Contractor shall terminate the agreement for "Reason" then and in either of such events the Contractor within ten (10) days of the date of termination shall be entitled to give notice to the Company of his election to receive as a severance payment either:

(i) payment only in cash of that amount (the "Cash Amount") equal to the sum of (x) all accrued deferred salary and interest and an amount equal to six (6) months of the "base salary" defined in Section 5(a) plus (y) the expenses as outlined in 5 (e) for a six (6) month period plus (z) any pro rata bonus payment that would otherwise be due to contractor for the current fiscal year; or

(ii) payment only in shares of the Company the number of shares to be determined by dividing the Cash Amount calculated in "(i)" above by the close of market price of the Company shares on the date of termination of the agreement and if such date falls on a holiday or weekend the immediately preceding date on which the stock market is open for business; or

(iii) payment in both cash and shares of the Company with the cash being a portion of the Cash Amount and the number of shares to be calculated in the manner described in "(ii)" above but using the balance of the Cash Amount after deducting the cash desired by the Contractor.

Contractor's notice of election shall be in writing delivered to the Company with payment of cash and/or delivery of Company shares to the Contractor being made within twenty (20) days after the Contractor's notice of election is received by the Company. "

4.             Section 8 c) of the Agreement shall be deleted.

5.             Section 8 e) shall be amended as follows:

                                "The effective termination date, in all cases, shall be the date sixty (60) days after written notification to the Contractor or the Company."

6.             Each of the respective parties hereto do hereby ratify and reconfirm each and all of the terms and conditions of the Agreement, as amended hereby.

                IN WITNESS WHEREOF, each of the parties hereto have executed this First

                Amendment the 28th day of January 2008.

Envirokare Tech, Inc.

By: /s/ Louis F. Savelli

Title: Chairman and CEO

/s/ George E. Kazantzis

George E. Kazantzis